Exhibit 10.1

Wausau Paper Corp.

2008 Equity Incentive Compensation Plan

An individual officer’s grant at each tier will vest upon the Company’s achievement of Targeted Levels of Return on Capital Employed for such tier and, with respect to the restricted stock units, the satisfaction of minimum service criteria.  The maximum potential award for the CEO, CFO, and each of the named executive officers is the cumulative award payable under each of Tiers I, II, and III.

	Tier I (3%*)	Tier II (8%*)	Tier III (13%*)
CEO	Restricted stock units equal	Options (100 shares	Restricted stock units equal
	to 35% of base salary(1)	per $1,000 base salary)(2)	to 30% of base salary(1)

CFO	Restricted stock units equal	Options (100 shares	Restricted stock units equal
	to 30% of base salary(1)	per $1,250 base salary)(2)	to 25% of base salary(1)

Executive Vice President,	Restricted stock units equal	Options (100 shares	Restricted stock units equal
Administration	to 30% of base salary(1)	per $1,250 base salary)(2)	to 25% of base salary(1)

Executive Vice President,	Restricted stock units equal	Options (100 shares	Restricted stock units equal
Specialty Products	to 30% of base salary(1)	per $1,250 base salary)(2)	to 25% of base salary(1)

Senior Vice President,	Restricted stock units equal	Options (100 shares	Restricted stock units equal
Towel & Tissue	to 30% of base salary(1)	per $1,250 base salary)(2)	to 25% of base salary(1)

 * Targeted Levels of Return on Capital Employed.  For purposes of this plan, Targeted Levels of Return on Capital Employed is determined by excluding base gains from timberland sales and adjusting for other extraordinary items (which may include, for example, facility closure charges or other similar items).

(1) Number of shares determined by closing price of Company stock on last business day preceding date of grant.

(2) Exercise price equal to closing price of Company stock on date of grant.